EZCORP PROVIDES EARNINGS UPDATE AND SCHEDULES EARNINGS ANNOUNCEMENT

AUSTIN, Texas (October 27, 2014) - EZCORP, Inc. (NASDAQ: EZPW), a leading provider of easy cash solutions for consumers, today announced that it expects to report adjusted non-GAAP net income from continuing operations of $0.27 per share for the fourth quarter of fiscal 2014 ended September 30. On a GAAP basis, the Company expects to report a fourth quarter net loss of $(1.65) per share.
The Company took significant steps during the quarter to discontinue, restructure and realign core aspects of its business as the direct result of a detailed review of its businesses. These strategic actions are expected to put the Company on a solid foundation for growth with a lower cost structure in fiscal year 2015.
Adjusted non-GAAP net income from continuing operations was derived by excluding the impact of the following items*:

•	Previously announced charges of $1.59 per shares related to the discontinued operations of the Company's stand-alone online lending businesses in the U.S. and the U.K.

•	Restructuring charges of $0.12 per share resulting from the Company’s review of its businesses, including certain reorganization and management changes.

•
One-time adjustments and other non-trendable items of $0.18 per share. Of this amount, reserve adjustments accounted for $0.12 per share. Adjustments were made to inventory reserves in U.S. Pawn as a result of the recent decline in gold prices, and in Empeño Fácil following a review of that business's inventory composition and value. At Grupo Finmart, bad debt reserves were increased after a government agency offered early retirement to its workers, which increased the number of loans outside of the automatic payroll deduction system.

•	Operating losses of $0.03 per share related to the Company’s discontinued online lending businesses.

The resulting adjusted non-GAAP net income from continuing operations of $0.27 per share reflects lower-than-expected operating results from two of the Company's reporting segments, as outlined below:

•
U.S. & Canada - The normalized operating performance from the U.S. & Canada segment accounted for $0.09 of the shortfall relative to the Company’s expectations. The U.S. Pawn business was impacted by lower gold prices, which fell from a high of $1,339 to below $1,209 during the quarter, and also recorded lower-than-expected merchandise sales volume and margin. Pawn loan demand, however, finished strong, and pawn loans outstanding were 2.5% higher on a same-store basis versus a year earlier. The U.S. Financial Services business experienced lower than expected payday loan fee revenue and an increase in reserves related to higher-than-anticipated bad debt associated with loan products recently introduced in response to ordinances enacted in several Texas cities.

•
Other International - The operating performance from the Other International segment accounted for $0.03 of the shortfall to expectations, primarily related to lower-than-expected net income from the Company's strategic affiliate, Cash Converters International Limited.

In the Latin America segment, both Grupo Finmart and Empeño Fácil, when excluding the reserve adjustments discussed above and a few non-trendable items, performed slightly better than expected.
* See the attached non-GAAP EPS reconciliation table.

EZCORP will provide further detail on these items and its overall quarterly operating results when it releases its full fourth quarter fiscal 2014 financial results on Thursday, November 6, 2014. In conjunction with the release, EZCORP has scheduled a conference call which will be broadcasted live over the internet that same day at 4:00 p.m. Central time.
WHAT:        EZCORP's Q4 fiscal 2014 earnings conference call webcast
WHEN:        Thursday, November 6, 2014 at 4:00 p.m. CT
WHERE:    http://www.media-server.com/m/p/tjue463h, or
DIAL-IN:    Toll Free - (888) 734-0328
International - (678) 894-3054
Conference ID - 21970890

For those who cannot listen to the live call, an archive of the webcast will be available shortly after the call at http://investors.ezcorp.com/

About EZCORP
EZCORP is a leader in delivering easy cash solutions to our customers across channels, products, services and markets. With approximately 7,300 team members and approximately 1,400 locations and branches, we give our customers multiple ways to access instant cash, including pawn loans and consumer loans in the United States, Mexico and Canada, and fee-based credit services to customers seeking loans. At our pawn and buy/sell stores and online, we also sell merchandise, primarily collateral forfeited from pawn lending operations and used merchandise purchased from customers.
EZCORP owns controlling interests in Prestaciones Finmart, S.A.P.I. de C.V., SOFOM, E.N.R. (doing business under the names “Crediamigo” and “Adex”), a leading provider of consumer loans in Mexico, and in Renueva Commercial, S.A.P.I. de C.V., an operator of buy/sell stores in Mexico under the name “TUYO.” The Company also has a significant investment in Cash Converters International Limited (CCV.ASX), which franchises and operates a worldwide network of over 700 stores that provide personal financial services and sell pre-owned merchandise.
Forward-Looking Statements
This announcement contains certain forward-looking statements regarding the Company’s expected operating and financial performance. These statements are based on the Company’s current expectations as to the outcome and timing of future events. All statements, other than statements of historical facts, including all statements regarding the Company's performance, that address activities or results that the Company plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future financial or operating results, are forward-looking statements. Actual results may differ materially from those expressed or implied by these forward-looking statements due to a number of uncertainties and other factors, including operating risks, liquidity risks, legislative or regulatory developments, market factors or current or future litigation. For a discussion of these and other factors affecting the Company’s business and prospects, see the Company’s annual, quarterly and other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.
Contact:
Mark Trinske
Vice President, Investor Relations and Communications
EZCORP, Inc.
(512) 314-2220
Investor_Relations@ezcorp.com
http://investors.ezcorp.com/

Fourth Quarter of Fiscal 2014 Non-GAAP EPS Reconciliation
(Per diluted share*)

Net Loss Attributable to EZCORP (GAAP)		$(1.65)

Add Back:
Discontinued Operations Write-off		$1.59

Restructuring Charges		$0.12

Reserve Adjustments	$0.12
Other One Time and Non-trendable Items	$0.06
Total One Time and Non-trendable Items		$0.18

Discontinued Operations Loss (excluding write-off)		$0.03

Adjusted Net Income from Continuing Operations attributable to EZCORP (non-GAAP)		$0.27
* All per share amounts are stated on an after-tax basis

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